Exhibit 10.17


FutureLOAD                           Airtime - Anywhere- Anytime
_________________________________________________________________________

                   Matrix Investments NO 4 (Pty) LTD
                    REGISTRATION NO: 2003/016414/07
              Postnet Suite 137, Private Bag X87, Bryanston 2021
            Telephone (011) 234 0826/7   Facsimile (011) 234 0787


                     Memorandum Of Understanding

29th February 2004

Eric Majors
Maximum Dynamics, Inc.
Unit 6, College Park
Parklands, 7441
South Africa

Dear Mr. Majors,

The following serves as a Memorandum of Understanding (MOU) between our two companies based upon our recent discussions. As such, the following outlines our understanding of the business relationship that is to exist between Maximum Dynamics and FutureLOAD:

1. FutureLOAD will develop applications for the MPOS device that will enable communications with existing FutureLOAD servers. This includes any necessary technology for communications such as GSM calls, GPRS via TCP/IP or SMS Data. FutureLOAD will also provide the necessary terminal software for interface with FutureLOAD servers and the applications that allow the sale of services offered. These applications will enable the M.POS device to process all existing point of sale services developed by FutureLOAD and its parent company, Pre-Paid Company (Pty), Ltd. Development time 4 to 6 Weeks.
2. Maximum Dynamics will provide the necessary terminals to complete the programming of the terminal device and the back end interface. This may include any units with special capability such as WLAN modules or otherwise, at the discretion and agreement by both parties to develop these capabilities in partnership.
3. Maximum Dynamics will have access to the full source codes for all programming done on the terminal. This code will be used specifically for the interface to FutureLOAD servers, except in such a case as decided jointly between FutureLOAD and Maximum Dynamics that certain technologies developed should be used for other applications that FutureLOAD is not willing to support through their services.
4. Maximum Dynamics will provide to FutureLOAD the necessary SDK and documentation required to program the terminals. Maximum will also, as able, offer assistance with the software SDK and programming examples for the terminal devices.
5. Maximum Dynamics will provide a server for the purpose of marketing the terminal to its existing and proposed client base. There will be no License Fee for the FutureLOAD software; however, should any development need to be done to incorporate Maximum's requirements this will be quoted separately. Maximum will supply the hardware for this server including the required software license for the operating system required to operate the FutureLOAD software. As such, FutureLOAD agrees to supply Maximum Dynamics with the specifications of the hardware and operating system required as quickly as possible.

________________________________________________________________________
                          DIRECTOR: Greg Schultz

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FutureLOAD                                     Airtime - Anywhere-Anytime
_________________________________________________________________________

                   Matrix Investments NO 4 (Pty) LTD
                    REGISTRATION NO: 2003/016414/07
              Postnet Suite 137, Private Bag X87, Bryanston 2021
            Telephone (011) 234 0826/7   Facsimile (011) 234 0787



6. FutureLOAD shall supply the required support for the MPOS device and this shall be built into the cost of the unit. Exact details of this support structure will be discussed at a later date between Maximum and FutureLOAD.
7. Since some of Maximum's clients have agreed to support their own terminal, Maximum shall obtain quotes from FutureLOAD for each contract (on a per unit fee basis) for any support that FutureLOAD shall provide prior to each sale of the terminal.
8. Maximum will be required to purchase all Virtual stock required for its server from FutureLOAD for a period of no less than 1 year.
9. Maximum retains the right to use other vendors of airtime depending on its clients' needs. Maximum shall not be required to deal with FutureLOAD exclusively due to the nature of some of its contracts it is securing. However, for sales of terminals that shall utilize FutureLOAD's applications and/or other FutureLOAD technology solution, Maximum shall buy airtime from FutureLOAD.
10. Maximum Dynamics will provide a dedicated connection for the server to be hosted at the FutureLOAD facilities. The monthly maintenance fee for administration of the FutureLOAD software and the installation of that software will be R4,500 per month.
11. FutureLOAD will supply Virtual Vouchers at the following
Discount;
  -       MTN     15%
  -       Vodacom 14%
  -       Cell C  13%
  -       Telkom  12%
12. Both Maximum and FutureLOAD agree that this MOU is set forth as a starting point for the mutual development of business exposure and business relations, specifically within the Airtime distribution applications as well as other pre-paid applications. Both companies are exploring many other uses and applications and will endeavour to include one another in these opportunities where feasible and as is appropriate.

Please note that is just a draft and I look forward to your comments in this regard. Once we have agreed on the above points we can draw up a formal agreement.


Best Regards,

By: /s/
   ---------------------
Greg Schultz
Managing Director
FutureLOAD


Maximum Dynamics, Inc. agrees in principle with the items set forth above in this MOU on this _____ day of March, 2004.03.02

Signature of Maximum Representative:

By: /s/
   ---------------------
Eric Majors
CEO

____________________________________________________________________________
                     DIRECTOR:  Greg Schultz



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